                                                                 Exhibit 11

                               CompUSA Inc.

                              COMPUTATIONS OF
           INCOME PER COMMON AND COMMON EQUIVALENT SHARE (1)(2)
                   (in thousands, except per share data)

                                                 Thirteen weeks ended             Thirty-nine weeks ended
                                             -----------------------------     -----------------------------
                                               March 23,        March 25,        March 23,       March 25,
                                                 1996             1995             1996            1995
                                             ------------     ------------     ------------     ------------
Common shares outstanding at
     beginning of period. . . . . . . . . . .     42,114           37,138           37,134           36,902
Weighted average number of shares
     issued during the period . . . . . . . .        111               78            3,676              234
Weighted average treasury shares. . . . . . .       (224)              --              (76)             --
Incremental shares related to
   assumed exercise of stock
   options. . . . . . . . . . . . . . . . . .      1,396            1,210            1,490              936
                                             ------------     ------------     ------------     ------------
Weighted average common and
   common equivalent shares . . . . . . . . .     43,397           38,426           42,224           38,072
                                             ============     ============     ============     ============

Net income. . . . . . . . . . . . . . . . . .$    22,069      $    12,101      $    45,510      $    18,666
                                             ============     ============     ============     ============
Income per common and common
   equivalent share . . . . . . . . . . . . .$      0.51      $      0.31      $      1.08      $      0.49
                                             ============     ============     ============     ============

(1) The computation of income per common share on a fully diluted basis does not materially differ from the amounts calculated on a primary basis shown above.

(2) The table reflects a two-for-one stock split completed by the Company on April 22, 1996.